Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Continued Listing Plan Accepted by NYSE American

ENGLEWOOD, CO., November 16, 2017 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (“Ampio” or the “Company”) today announced the receipt of notification that the Company’s plan to regain compliance with the NYSE American’s continued listing standards has been accepted by the NYSE American LLC (“NYSE American”).

As previously reported by the Company in a Current Report on Form 8-K on September 7, 2017, the Company received a letter from the NYSE American on September 1, 2017 stating that the Company was not in compliance with the continued listing standards of the NYSE American Company Guide (the “Company Guide”) relating to stockholders’ equity. The letter indicated that the Company was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide, which require a listed company to have stockholders’ equity of (i) at least $4.0 million if it has reported losses from continuing operations or net losses in three of its four most recent fiscal years and (ii) at least $6.0 million if it has reported losses from continuing operations or net losses in its five most recent fiscal years. As of June 30, 2017, the Company had stockholders’ equity of $3.7 million. In October 2017, the Company raised approximately $6.7 million in gross proceeds from the sale of its common stock to certain investors.

The Company submitted a plan to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide and the plan has been accepted by the NYSE American. The Company has been granted until March 1, 2019 to implement its plan. Such extension is subject to periodic review by the NYSE American for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by March 1, 2019, or if it does not make progress consistent with the plan during the plan period, the NYSE American staff may initiate delisting proceedings as appropriate.

The Company seeks to regain compliance with the NYSE American continued listing standards by June 30, 2018; however, there is no assurance the Company will be able to accomplish this.

The Company’s common stock will not be delisted by the NYSE American for the deficiency during the plan period. The Company's common stock will continue to trade under the symbol “AMPE,” with the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. The NYSE American also publishes a list of noncompliant issuers and displays the .BC indicator on its website. The NYSE American notification does not affect the Company's business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Investor Contact:
Tom Chilcott

Chief Financial Officer

Phone: (720) 437-6500

tchilcott@ampiopharma.com

Forward Looking Statements:

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the Company’s ability to implement its plan to regain compliance with the NYSE American’s continued listing standards. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ are discussed in the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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